Exhibit 99.1

EXHIBIT 99.1 – EXPLANATION OF RESPONSES

On May 29, 2008, in connection with the closing of an underwritten public offering of shares of the common stock, par value $0.001 per share (the “Common Stock”), of Allos Therapeutics, Inc. (the “Company”), Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (“WP VIII”), purchased 3,500,000 shares of Common Stock at the public offering price of $5.64 per share.

All of the Common Stock disclosed in this Form 4 is owned by WP VIII and two affiliated partnerships.  Warburg Pincus Partners, LLC (“WPP LLC”), which is a subsidiary of Warburg Pincus & Co. (“WP”), is the sole general partner of WP VIII. Warburg Pincus LLC (“WP LLC,” and together with WP VIII, WPP LLC and WP, the “Warburg Pincus Entities”), manages WP VIII.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), WP, WPP LLC and WP LLC may be deemed to be the beneficial owners of an indeterminate portion of the securities beneficially owned by WP VIII.  WP, WPP LLC and WP LLC each disclaim beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein.  WP VIII has the contractual right to designate up to two directors to the Board of Directors of the Company.  Stewart Hen and Jonathan Leff became directors of the Company on March 4, 2005.  Mr. Hen and Mr. Leff are the WP VIII designees to the Board of Directors of the Company.  Mr. Hen and Mr. Leff are General Partners of WP and Members and Managing Directors of WP LLC.  As such, Mr. Hen and Mr. Leff may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the securities beneficially owned by the Warburg Pincus Entities.  Mr. Hen and Mr. Leff disclaim beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein.  Mr. Hen and Mr. Leff each also beneficially own 60,000 options to acquire shares of Common Stock, which options were issued to them in their capacity as directors of the Company.  Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities.  Messrs. Kaye and Landy disclaim beneficial ownership of all securities owned by WP VIII and Messrs. Hen and Leff, except to the extent of any indirect pecuniary interest therein.  The address of the Warburg Pincus Entities is 466 Lexington Avenue, New York, New York 10017.